Exhibit 99.1

Beam Global Reports Fiscal Year 2021 Financial Results

Conference Call Today at 4:30 p.m. ET

SAN DIEGO, CA – March 30, 2022 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced the financial results for the fiscal year ended December 31, 2021.

Fiscal 2021 and Recent Company Highlights

•	Generated record annual revenues of $9.0 million in 2021
•	134% growth in new orders year-over-year
•	67% growth in system deliveries year-over-year
•	66% growth in Q4 2021 system deliveries over Q3 2021
•	Acquired energy storage leader AllCell Technologies in an all-stock transaction
•	Record revenue of $1.9M and orders of $2.9M in the first full year on the federal GSA contract
•	Received the largest single order in company history of 52 units
•	Beam EV charging systems are now in 29 U.S. states
•	Expanded non-government sales among business sectors including automotive, commercial real estate, construction, travel and entertainment, pharmaceuticals and education
•	Increased sales to utilities
•	Received first battery order of $2.3 million within weeks of the acquisition of AllCell Technologies
•	Set the world record for the longest flight in a production electric aircraft, charged exclusively by transportable, off-grid EV ARC™ systems
•	Increased EV ARC™ system energy performance by 12%
•	Granted eligibility in the California Energy Commissions CALeVIP incentive program
•	Granted eligibility in Carl Moyer incentive program
•	Streamlined production and deployment for significant gain in efficiencies
•	Chinese patent issued for Compact Transportation-Configurable EV ARC™ System

“2021 was a year in which we broke record after record,” said Desmond Wheatley, CEO of Beam. “Most importantly, we had material improvements in sales, revenues, deliveries and performance. At the same time, we reduced our costs as a percentage of revenues during the most severe inflationary period in over forty years. We are now seeing dramatic increases in spending on EVs and EV charging infrastructure in the US and internationally so I anticipate that all the positive trends we put in place in 2021 will continue and accelerate in 2022. Acquiring AllCell Technologies uniquely positions us in the industry as the only provider with a proprietary energy storage solution and at the same time it will dramatically reduce our costs. I believe we are very well positioned for 2022.”

Fiscal Year End 2021 Financial Summary

Revenues

Beam Global reported record revenues in fiscal 2021 of $9,001,751, compared to $6,210,350 in fiscal 2020, an increase of 45%. In the fourth quarter the Company generated revenues of $3,487,649, a 58% increase over $2,200,706 in the fourth quarter of 2020. The Company invested in sales and marketing resources during the past two years to expand its outreach and increase brand awareness. This has resulted in more opportunities, including increased interest and orders from federal agencies. We also received a 52-unit order from the State of California, making renewable charging more available throughout the state.

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Gross Loss

Gross loss in fiscal 2021 was $971,644, or 10.8% of sales, compared to $710,974, or 11.4% of sales during fiscal 2020. The gross loss in the fourth quarter of 2021 was $340,624, or 9.8% of sales, compared to $537,937, or 24.4% of sales in the fourth quarter of 2020. During 2021, we saw price increases on many of our purchased materials, primarily for steel and batteries due to Covid-19 related issues. Transportation costs increased as well for third party logistics, which we partially mitigated using company transportation. With the increase in production levels in 2021 and improvements in engineering and labor combined with an increase in fixed overhead absorption we were able to offset the increase in material and components costs for a slight improvement in gross margin year over year. This was particularly notable in the fourth quarter as the results of the changes we implemented took effect.

Operating Expenses

Operating Expenses as a percentage of revenue decreased by 10% in 2021, compared to 2020. Operating expenses were $5,627,674, in fiscal 2021, compared to $4,496,660 in fiscal 2020. Operating expenses in the fourth quarter of 2021 were $1,674,683 down from $1,799,242 in the same period of 2020. The increase in total year operating expense was primarily due to increases in sales and marketing to support revenue growth, research and development for design changes and cost reductions, and accounting and filing fees related to a change in auditors and our proxy and meeting costs.

Net Loss

Net Loss as a percentage of revenue decreased by 11% in 2021, compared to 2020. The net loss was $6,596,039 for the 2021 fiscal year, compared to $5,213,025 for the 2020 fiscal year. For the three months ended December 31, 2021, the net loss was $2,014,811 compared to $2,336,524 for the same period in the prior year. The change in net loss is attributable to the gross loss and increased operating expenses.

Cash and Working Capital

At December 31, 2021, we had cash of $21,948,512, compared to $26,702,804 at December 31, 2020. The cash decrease was primarily from operating activities, which was partially offset by cash generated from the exercise of warrants. Our working capital decreased from $28,133,031 to $24,611,810 from December 31, 2020 to December 31, 2021.

Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants can register for the conference through the following link: https://dpregister.com/sreg/10164944/f20cf2b2d0

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE):	1-844-739-3880
PARTICIPANT INTERNATIONAL DIAL IN:	1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://services.choruscall.com/mediaframe/webcast.html?webcastid=tclalQFA

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About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the proposed acquisition, its expected benefits, the acquisition’s anticipated timing, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. There can be no assurances that the proposed acquisition of AllCell will be completed. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(000's omitted)

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$21,948	$26,703
Accounts receivable	3,827	1,786
Prepaid and other current assets	180	321
Inventory, net	1,611	1,093
Total current assets	27,566	29,903

Property and equipment, net	650	235
Operating lease right of use asset	2,030	2,419
Patents, net	360	294
Deposits	52	52
Total assets	$30,658	$32,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,567	$728
Accrued expenses	727	392
Sales tax payable	57	92
Deferred revenue	136	38
Operating lease liabilities, current	468	521
Total current liabilities	2,955	1,771

Deferred revenue, noncurrent	118	70
Operating lease liabilities, noncurrent	1,607	1,910
Total liabilities	4,680	3,751

Total stockholders' equity	25,978	29,152
Total liabilities and stockholders' equity	$30,658	$32,903

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Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)

Revenues	$3,488	$2,201	$9,002	$6,210
Cost of revenues	3,828	2,739	9,973	6,921
Gross loss	(340)	(538)	(971)	(711)

Operating expenses	1,675	1,799	5,628	4,497
Loss from operations	(2,015)	(2,337)	(6,599)	(5,208)

Other income (expense), net	–	–	4	–
Loss before income tax expense	(2,015)	(2,337)	(6,595)	(5,208)
Income tax expense	–	–	1	5
Net loss	$(2,015)	$(2,337)	$(6,596)	$(5,213)

Net loss per share - basic and diluted	$(0.22)	$(0.31)	$(0.74)	$(0.84)
Weighted average shares outstanding - basic and diluted	8,960,100	7,564,171	8,882,440	6,170,283

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